Exhibit 10.2

January 31, 2011

Art Peck

Dear Art,

Congratulations on your new position with the company!

This letter is to confirm your compensation arrangements as President, Gap North America Division. In this position you will report to Glenn Murphy, Chairman and CEO, Gap Inc.

Salary. Your annual salary will be $850,000, payable every two weeks.

Start Date. Your first day in your new position will be February 2, 2011.

Annual Bonus. Based on your position as Division President, you will be eligible for an annual bonus based on achievement of Gap Inc. and/or Division financial objectives as well as key business goal and individual performance. Under the current program, your annual target bonus will be 75% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 150%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Your annual bonus for fiscal 2011 is scheduled for payment in March 2012. You must be employed by Gap Inc. on the payment date to receive an award. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentive Awards. You will continue to participate in the Long-Term Growth Program and may be eligible for future Long-Term Incentive Awards as a participant in the Focal Review process.

Termination/Severance. The provisions in the Amendment to Agreement you signed on December 15, 2008 regarding certain compensation and benefits upon termination continue to apply.

Art Peck

January 31, 2011

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Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the Confidentiality and Non-Solicitation terms below during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades, and comply with Section 16 of the Securities Exchange Act of 1934, as amended. If you do not already have a copy of the compliance manual, or have questions about it, you should contact Gap Inc. Stock Administration, at (415) 427-2481.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative,

Art Peck

January 31, 2011

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derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is still “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with Gap Inc. that contains the words “this is an express contract of employment” and is signed by an officer of Gap Inc.

In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter, this letter contains the entire understanding of the parties and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. Please review and sign this letter and return it to Eva Sage-Gavin at Gap Inc. You may keep one original for your personal records.

Art, congratulations on this latest achievement in your career at Gap Inc.

Yours sincerely,

/s/ Glenn Murphy
Glenn Murphy
Chairman and CEO, Gap Inc.

Confirmed this 29th day of January, 2011

/s/ Art Peck
Art Peck